The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Funds: iShares ® Silver Trust, Global X Uranium ETF and VanEck ® Gold Miners ETF Pricing Date: October 31, 2024 Final Review Date: November 2, 2026 Maturity Date: November 5, 2026 Review Dates: Quarterly Contingent Interest Rate: 10.00% per annum, payable quarterly at a rate of 2.50%, if applicable* Interest Barrier/ Trigger Value: With respect to each Fund, an amount that represents at most 51.00%** of its Initial Value CUSIP: 48135VBH0 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48135VBH0/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $930.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Automatic Call If the closing price of one share of each Fund on any Review Date (other than the first and final Review Dates) is greater th an or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1 ,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date. No further payments will be made on the notes. Payment at Maturity If the notes have not been automatically called and the Final Value of each Fund is greater than or equal to its Trigger Valu e, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates. If the notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Least Performing Fund Return) If the notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, you will lose mo re than 49.00% of your principal amount at maturity and could lose all of your principal amount at maturity. **The actual Interest Barrier and Trigger Value of each Fund will be provided in the pricing supplement and will not be great er than 51.00% of its Initial Value. ***Reflects Interest Barrier and Trigger Value equal to the maximum Interest Barrier and Trigger Value set forth herein, for ill ustrative purposes. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. Hypothetical Payment at Maturity***,**** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_inv e stments@jpmorgan.com 2yrNC6m SLV/URA/GDX Auto Callable Contingent Interest Notes North America Structured Investments Payment at Maturity (reflects 10.00% per annum Contingent Interest Rate) Least Performing Fund Return $1,025.00 60.00% $1,025.00 40.00% $1,025.00 20.00% $1,025.00 10.00% $1,025.00 5.00% $1,025.00 0.00% $1,025.00 - 5.00% $1,025.00 - 20.00% $1,025.00 - 30.00% $1,025.00 - 40.00% $1,025.00 - 49.00% $509.90 - 49.01% $500.00 - 50.00% $400.00 - 60.00% $200.00 - 80.00% $0.00 - 100.00% This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest *If the notes have not been automatically called and the closing price of one share of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $25.00 (equivalent to a Contingent Interest Rate of 10.00% per annum, payable at a rate of 2.50% per quarter) plus any previously unpaid Contingent Interest Payments for any prior Review Dates. ****This table assumes that no previously unpaid Contingent Interest Payment is payable at maturity. The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay any interest at all. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • You are exposed to the risk of decline in the price of one share of each Fund. • Your payment at maturity will be determined by the Least Performing Fund. • The benefit provided by the Trigger Value may terminate on the final Review Date. • The automatic call feature may force a potential early exit. • No dividend payments or voting rights. • The performance and market value of each Fund, particularly during periods of market volatility, may not correlate with the performance of that Fund’s underlying index or underlying commodity, as applicable, as well as the net asset value per share. • The iShares ® Silver Trust is not an investment company or commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act of 1936, as amended. • The notes are subject to the risks associated with silver with respect to the iShares ® Silver Trust. • There are risks relating to commodities trading on the London Bullion Market Association with respect to the iShares ® Silver Trust. • Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. • Each of the Global X Uranium ETF and the VanEck ® Gold Miners ETF is subject to management risk. • There are risks associated with the uranium industry with respect to the Global X Uranium ETF. Selected Risks (continued) • The notes are subject to risks associated with non - U.S. securities with respect to the Global X Uranium ETF and the VanEck ® Gold Miners ETF. • There are emerging markets risk with respect to the Global X Uranium ETF. • The notes are subject to currency exchange risk with respect to the Global X Uranium ETF and the VanEck ® Gold Miners ETF. • The notes are subject to the risks associated with the gold and silver mining industries with respect to VanEck ® Gold Miners ETF. • The anti - dilution protection for the Funds is limited. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by c all ing toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 North America Structured Investments 2yrNC6m SLV/URA/GDX Auto Callable Contingent Interest Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.